UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13

or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

Watson Wyatt Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-16159

Delaware	52-2211537
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

901 N. Glebe Road

Arlington, Virginia 22203

(Address of principal executive offices, including zip code)

(703) 258-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

On July16, 2007, Watson Wyatt GmbH, a company incorporated under the laws of Germany and a wholly owned subsidiary of Watson Wyatt Worldwide, Inc., (“Watson Wyatt”) entered into a share purchase and transfer agreement (the “Share Purchase Agreement”) with Allianz Lebensversicherungs AG (“Allianz”), a public limited company registered in Germany.  Watson Wyatt guarantees the obligations of Watson Wyatt GmbH pursuant to the Share Purchase Agreement.

Pursuant to the Share Purchase Agreement, Watson Wyatt GmbH acquired 100 percent of the capital stock of Dr. Dr. Heissmann GmbH (“Heissmann”) in Germany, including its wholly owned subsidiaries in Germany, Ireland, the Netherlands and France and its 60% shareholding in its Austrian subsidiary (the “Subsidiaries). The purchase price for Heissmann was approximately €99 million which was paid using existing cash reserves and borrowings. Watson Wyatt will assume liabilities relating to the business of Heissmann and the Subsidiaries, but will have the benefit of a partial indemnity from Allianz for certain liabilities for professional liability claims relating to work performed before closing.

The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, which will be attached as an exhibit to Watson Wyatt’s Form 10-Q for the period ending September 30, 2007, to be filed with the Securities and Exchange Commission on or about November 9, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATSON WYATT WORLDWIDE, INC.

Date: July 20, 2007	/s/ Carl Mautz
Carl Mautz
Vice President and Chief Financial Officer